Exhibit 99.1

Audited financial statements of Pedro’s List, LLC for the years ended October 31, 2020 and 2021

Please refer to the accompanying Exhibit 99.1. It is saved in PDF format.

Pro-forma financial statements for Pedro’s List, LLC and Pedro’s List, Inc. as of January 31, 2022

PEDRO'S LIST, INC.
Unaudited Pro-Forma Condensed Consolidated Balance Sheet
As of January 31, 2022

	Historical		Pro-Forma
	PLLLC	PLI	Adjustments	Pro-Forma
ASSETS

Current assets
Cash and cash equivalents	$32	$—	$—	$32
Note receivable	6,000			6,000
Due from related party	20,155		(20,155)	—
Total current assets	26,187	—	(20,155)	6,032

Total assets	$26,187	$—	$(20,155)	$6,032

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)

Current liabilities
Accounts payable and accrued expenses	$8,151	$14,250	$—	$22,401
Accounts payable and accrued expenses-Related Party	—	20,155	(20,155)	—
Notes payable-Related party	—	12,500		12,500
Notes payable (current)	57,410	45,272	—	102,682
Total current liabilities	65,561	92,177	(20,155)	137,583
Total liabilities	65,561	92,177	(20,155)	137,583

Stockholders' Equity/(Deficit)
Common stock/Members' Equity	27,772	261,055	(27,772)	261,055
Additional paid in capital	—	510,945	27,772	—
			(538,717)
Accumulated deficit	(67,146)	(864,177)	538,717	(392,606)
Total stockholders' equity/(deficit)	(39,374)	(92,177)	—	(131,551)

Total liabilities and stockholders' equity/(deficit)	$26,187	$—	$(20,155)	$6,032

See Accompanying Notes to Unaudited Pro-Forma Condensed Consolidated Financial Statements

PEDRO'S LIST, INC.
Unaudited Pro-Forma Condensed Consolidated Statement of Operations
For the Three Months Ended January 31, 2022

	Historical		Pro-Forma
	PLLLC	PLI	Adjustments	Pro-Forma

Income	$—	$—	$—	$—

Operating expenses
General and administrative	9,787	28,250	—	38,037
Total operating expenses	9,787	28,250	—	38,037

Loss from operations	(9,787)	(28,250)	—	(38,037)

Other (expense)
Bargain loss	—	—	(325,460)	(325,460)
Interest (expense)	(993)	—	—	(993)
Total other income/(expense)	(993)	—	(325,460)	(326,453)

Income tax	—	—
Net loss	$(10,780)	$(28,250)	$(325,460)	$(364,490)

Net loss per share (Basic and Diluted)	$—	$(0.00)		$(0.00)

Weighted average number of shares	—	261,055,120		261,055,120

See Accompanying Notes to Unaudited Pro-Forma Condensed Consolidated Financial Statements

PEDRO’S LIST, INC.

Notes to Unaudited Pro Forma Consolidated Balance Sheet and

Consolidated Statement of Operations

Note 1-Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial statements present the pro forma results of operations and financial position of Pedro’s List, Inc. (hereafter referred to as PLI) and Pedro’s List U.S. L.L.C. (hereafter referred to as PLLLC) on a combined basis based on the historical financial information of each company and after giving effect to the acquisition of PLLLC by PLI. The acquisition was recorded using the acquisition method of accounting.

The unaudited pro forma combined consolidated balance sheet as of January 31, 2022 combines the historical results for PLI as of January 31, 2022 and the historical results for PLLLC as of January 31, 2022, as if the acquisition had occurred on January 31, 2022. The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2018, combines the historical results for PLI for the three months ended January 31, 2022 and the historical results for PLLLC for the three months ended January 31, 2022, as if the acquisition had occurred on January 31, 2022.

Note 2-Pro Forma Adjustments

1.	To reclassify Member’s Equity against additional paid-in capital.
2.	To offset related party receivable and payable.
3.	To record bargain loss due to the deficit created by the combination of the two entities.
4.	This adjustment reflects the reorganization whereby PLLLC is the acquirer for accounting purposes and closes out PLI’s retained deficit into Additional Paid-in Capital as part of the reorganization.